NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.2

CORELOGIC ANNOUNCES COMPLETION OF KEY MILESTONES IN ITS STRATEGIC BUSINESS TRANSFORMATION PROGRAM

Irvine, Calif., February 21, 2014-CoreLogic (NYSE:CLGX), a leading residential property information, analytics and services provider, today announced the completion of several important milestones in its previously announced strategic business plan. These operating enhancements are summarized below.

In line with the Company’s long-term strategic plan, core business operations have been reorganized into two operating segments - Data and Analytics (D&A) and Technology and Processing Solutions (TPS).

The operations comprising the Company’s Property Information and Analytics, Insurance and Spatial Solutions and Multifamily and Specialty Services businesses will continue to be reported within the D&A segment as of December 31, 2013. In addition, the D&A segment has been expanded through the acquisition of EQECAT, Inc., a leading global catastrophe modeling firm. EQECAT provides state-of-the-art catastrophe risk management models and services that quantify exposure to a range of natural and man-made catastrophic risks to the global property and casualty insurance, reinsurance and financial markets. EQECAT will be integrated into Insurance and Spatial Solutions.

CoreLogic’s Residential and Commercial Property Tax Processing, Originations and Underwriting Services (Credit and Verification Services and Flood Zone Determination) and Technology and Outsourcing Solutions businesses, previously reported in our former Mortgage Origination Services segment, will be reported within the TPS segment as of December 31, 2013. In addition, the TPS segment will also include the Company's document processing, retrieval and loan file review operations previously reported as part of the D&A segment. This transition is expected to capture operational synergies with the Company’s payment processing and workflow solutions operations reported in the TPS segment.

The Company also announced today its intention to pursue the divestiture of its Asset Management and Processing Solutions (AMPS) segment. As a result, the businesses comprising the AMPS segment will be classified as held for sale as of December 31, 2013. Full-year 2013 revenues and operating income for the AMPS segment aggregated $266.9 million and $2.2 million, respectively. For the fourth quarter, AMPS revenues and operating loss were
$55.9 million and $42.2 million, respectively. The fourth quarter operating loss includes a non-cash goodwill impairment charge of $51.8 million.

“CoreLogic is continuing to execute against the strategic business plan we outlined just over two years ago,” said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “We are taking aggressive actions to further sharpen our focus on CoreLogic’s core businesses, which are uniquely positioned to capitalize on our competitive strengths in data and analytics, payment processing and data-enabled services. These businesses benefit from their leading market presence, unique data assets, intellectual property and world-class domain expertise.”

“The actions announced today position CoreLogic to continue to drive scale and operating leverage in our core operations,” added Frank Martell, Chief Financial Officer of CoreLogic. “Despite lower mortgage origination volumes in 2014, we expect to continue to make progress toward our imperative of growing our D&A segment to over 50% of our total revenues and our TPS operations are well-positioned to outperform their respective markets.”

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Wednesday, February 26, 2014 at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2013 financial results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1- 877-280-4953 for U.S./Canada callers or 857-244-7310 for international callers. The Conference ID for the call is 29135227.

Additional detail on the Company's fourth quarter results will be included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com after the release of fourth quarter and full year 2013 financial results on Tuesday, February 25.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 53543460.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and services provider in the United States and Australia. The Company's combined data from public, contributory and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in eight countries. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's ability to meet business, strategic growth and financial objectives; expected non-recurring cash and non-cash charges. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include failure to consummate or delay in consummating the disposition of AMPS and the additional risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including the Consumer Financial Protection Bureau; difficult conditions in the mortgage and consumer lending industries and the economy generally; our growth strategy and cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.